Exhibit 99.2

ON SEMICONDUCTOR CORPORATION

CALL SCRIPT FOR

Q1-08 QUARTERLY CONFERENCE CALL

KEN RIZVI:

Thank you                                     .

Good morning and thank you for joining ON Semiconductor’s first quarter 2008 conference call. I am joined today by Keith Jackson, our CEO, and Donald Colvin, our CFO. This call is being webcast on the investor relations section of our website at www.onsemi.com and will be available for approximately 30 days following this conference call, along with our earnings release for the first quarter of 2008. The script for today’s call is posted on our website and will be furnished via a Form 8-K filing.

Our earnings release and this presentation include certain non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the most directly comparable measures under GAAP are in

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our earnings release and posted separately on our website in the investor relations section. In the upcoming quarter, we will present at the JP Morgan Technology Conference on May 19, the Cowen and Company Technology and Media Conference on May 28th and the FBR Investor Conference on May 29th. We will also be hosting our Annual Analyst Day in Phoenix on May 16th .

(SAFE HARBOR)

During the course of this conference call, we will make projections or other forward-looking statements regarding future events or the future financial performance of the company. The words “believe”, “estimate”, “anticipate”, “intend”, “expect”, “plan”, or similar expressions are intended to identify forward-looking statements. We wish to caution that such statements are subject to risks and uncertainties that could cause actual events or results to differ materially. Important factors relating to our business, including factors that could cause actual results to differ from our forward-looking statements, are described in our Form 10-K, and other filings with the SEC. The company assumes no obligation to update forward-looking statements to reflect actual results, changed assumptions or other factors.

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Now, let’s hear from Donald Colvin, our CFO, who will provide an overview of the first quarter 2008 results.

DONALD…

DONALD COLVIN:

Thanks Ken, and thanks to everyone who is joining us today.

ON Semiconductor Corporation today announced that total revenues in the first quarter of 2008 were $421.9 million, an increase of approximately three percent from the fourth quarter of 2007. Total revenues during the quarter included approximately $396.4 million of stand alone ON Semiconductor revenues and approximately $25.5 million of revenues from the acquisition of AMIS Holdings, Inc. that closed on March 17, 2008. During the first quarter of 2008, the company reported GAAP net income of $20.8 million or $0.07 per share on a fully diluted basis. First quarter 2008 GAAP net income included net charges of $44.6 million, or $0.14 per share on a fully diluted basis from special items.

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First quarter 2008 non-GAAP total net income was $65.4 million or $0.21 per share on a fully diluted basis.

On a mix-adjusted basis, average selling prices in the first quarter of 2008 were down less than two percent from the fourth quarter of 2007.

The company’s total gross margin in the first quarter was 34.7 percent. Non-GAAP total gross margin in the first quarter of 2008 was 37.6 percent.

Excluding the impact of the AMIS acquisition, ON Semiconductor had stand alone gross margin of approximately 35.7 percent in the first quarter of 2008. Stand alone non-GAAP gross margin in the first quarter was 37.0 percent. ON Semiconductor stand alone GAAP gross margin in the first quarter included a net charge of approximately $5.1 million or 130 basis points from special items. On a stand alone basis, first quarter 2008 gross margin was also impacted from the increase in overall manufacturing costs associated with the weaker dollar and increases in direct material costs as anticipated.

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First quarter 2008 stand alone ON Semiconductor non-GAAP net income excluding the acquisition of AMIS was $59.2 million or $0.20 per share on a fully diluted basis.

Adjusted EBITDA for the first quarter of 2008 was $97.2 million.

During the first quarter the company retired AMIS Holdings’ $277 million senior bank facility. After paying off this $277 million of bank facility, we exited the first quarter with cash and equivalents of approximately $308 million or approximately $33 million more than the fourth quarter of 2007. This includes cash acquired at the closing of the AMIS transaction.

At the end of the first quarter, total days sales outstanding were approximately 53 days. The increase in days sales outstanding was due to the acquisition of AMIS. In the second quarter, days sales outstanding should normalize in the 40 day range. ON Semiconductor stand alone inventory was approximately $224 million or 80 days. The acquisition of AMIS added approximately $142 million of inventory. Of

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the $142 million, approximately $66 million was associated with the write-up of inventory to fair value. Based on our second quarter 2008 non-GAAP guidance and adjusting for the $66 million write-up of inventories due to the purchase accounting rules, we would expect that our normalized inventory days should be less than 85 days at the end of the second quarter. Our objective is to run the combined businesses at approximately 78 to 82 days of inventory valued at standard costs.

Distribution inventories were down to approximately 10.5 weeks at the end of the first quarter.

Cash capital expenditures during the first quarter were approximately $16 million.

Now I would like to turn it over to Keith Jackson for additional comments on the business environment

KEITH…

KEITH JACKSON:

Thanks Don. Now for an overview of our stand alone ON Semiconductor end-markets.

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END MARKETS

During the first quarter of 2008, we saw strong growth in our Computing end-market which grew by approximately 5 percent sequentially and represented approximately 29 percent of our stand alone ON Semiconductor product sales. The growth in this end market was helped by our acquisition of the CPU Voltage and PC Thermal Products group from Analog Devices. During the first quarter, we also saw strength in our stand alone Automotive, Industrial and Networking end-markets. Our stand alone Automotive end-market revenues grew sequentially by approximately $4 million in the first quarter and represented approximately 17 percent of stand alone product sales. Industrial represented approximately 12 percent of product sales and Networking grew by approximately $4 million sequentially in the first quarter of 2008 and represented approximately 7 percent of ON Semiconductor stand alone product sales. In the first quarter of 2008, we saw a slow down in our stand alone Consumer Electronics and Wireless end-

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markets as anticipated. The Consumer Electronics and Wireless end-markets represented approximately 20 percent and 15 percent of first quarter 2008 ON Semiconductor stand alone product sales, respectively. In the Wireless end-market, we saw a significant slowdown from sales to indigenous Chinese handset manufacturers during the quarter and in the Consumer Electronics end-market, we saw a seasonal slowdown in applications such as MP3 players, game consoles and TVs.

TOP OEM CUSTOMERS

During the first quarter on a direct billings basis, no stand alone ON Semiconductor product OEM customer was more than 5 percent of product sales and our top 5 stand alone product OEM customers were: Continental, Delta, LG Electronics, Motorola and Samsung.

GEOGRAPHIC SEGMENTS

On a geographic basis, our contribution this quarter from ON Semiconductor stand alone product sales in Asia, excluding Japan, were down 100 basis points and represented approximately 64 percent of product sales. Our product sales in the Americas were flat at approximately 17 percent of product sales. Sales in Europe were up

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approximately 100 basis points and represented approximately 16 percent of product sales during the quarter and sales in Japan were flat at approximately 3 percent of product sales.

CHANNEL BREAKOUT

Looking across the channels, sales to the distribution channel were up by 200 basis points to approximately 52 percent of ON Semiconductor stand alone product sales. Direct sales to OEMs decreased by approximately 100 basis points to approximately 39 percent of product sales and the EMS channel decreased by approximately 100 basis points to 9 percent of product sales.

REVENUE BREAK-OUT

During the first quarter, ON Semiconductor stand alone product revenues broken out by our divisions were as follows. The Standard Products Group represented approximately 32 percent of product sales, the Automotive and Power Regulation Group represented approximately 28 percent of product sales, the Computing Products Group represented approximately 29 percent of product sales and the Digital and Consumer

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Products Group represented approximately 11 percent of product sales. We will publish the quarterly revenue, gross margin and operating margin break-out of these divisions in our 10Q filing.

COMPANY/PRODUCT HIGHLIGHTS

Now, I would like to provide you with some details on other progress we’ve made.

The first quarter of 2008 marks the next phase in the successful transformation of ON Semiconductor. Since December, we have closed on two critical acquisitions that expand our mindshare and market share with leading customers in the Automotive, Computing, Industrial, Military and Aerospace and Medical end-markets. We are already seeing the benefits from these acquisitions of utilizing ON Semiconductor’s historical strengths in manufacturing, operations, supply chain and sales channels. We are on track to see over $20 million of revenue from our acquisition of the CPU Voltage and PC Thermal Products group from Analog Devices in the third quarter of this year. These acquired products greatly expand our presence in the computing

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end-market and specifically with leading notebook customers. The AMIS acquisition which closed on March 17, accelerates our Analog transformation and rebalances our end-market exposure. The AMIS acquisition expands our engineering, field application and design resources by over 300 people. As promised, we are also delivering on our synergy targets. Since the transaction closed, we already exited the first quarter with a run-rate of approximately $6 million in quarterly synergies and are on track to exit this year with synergies north of $12 million on a quarterly basis or approximately $50 million on an annual basis entering 2009. I am also happy to announce that the acquisition is accretive to non-GAAP net income per fully diluted share in the first quarter of 2008.

In the Computing end-market, we continue to see strong growth of our power management products and integrated solutions including power factor controllers, regulators, multi-phase controllers and MOSFET drivers for the desktop, notebook and power supply markets. Our acquisition of Analog Devices CPU Voltage and PC Thermal

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Monitoring business has significantly expanded our SAM opportunities. The first quarter of 2008, represented the highest quarterly revenue in the computing end-market in the company’s history and our new power management design wins position us for strong growth in the second half of this year. We have expanded our design wins substantially on the latest generation of desktop motherboards and have moved into a leadership position in desktop power management.

As demand for notebook computers increase, we are also well positioned in our Vcore controllers, thermal managers, power regulators and MOSFET families to maximize growth and continue to provide solutions to our customers that optimize battery life and efficiently manage computer peripherals. We are expecting to see significant growth in our notebook power management business in the second half of this year from our new design wins on the most recent notebook platform.

In the Automotive market, our revenue was up approximately 7 percent sequentially driven by our continued penetration of infotainment

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platforms in autos. With our recently acquired custom capabilities from AMIS, we can now better service our automotive customers in virtually every major system from powertrain and safety to lighting and infotainment applications.

The Wireless end-market in the first quarter was down sequentially as expected primarily due to regional softness with China indigenous customers. As we look into the second quarter, we are beginning to see stabilization in the region’s customers. On the positive side, we continue to see expansion of revenue opportunity with four of the five leading global handset vendors driven by our analog switch and circuit protection products and solutions.

In the Consumer end-market, incremental design wins and production ramps in products from GPS navigation to LCD and Digital TV’s are expected to contribute to our future growth. Solutions including our new GreenPoint™ power supply reference design for digital to analog converter boxes help enable designers to meet the governmental and regulatory requirements of the upcoming conversion from analog to digital TV signals.

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Our products and solutions continue to win awards within the industry. We recently won first place in the Digital ASSP category of EDN’s 18th annual Innovation awards for our Ezairo Hearing Aid IC, a product from our recent acquisition of AMIS. We also continue to win service awards from our customers and global partners including recent awards from customers such as, Murata, Asustek-Pegatron and Bennywave, with multi-year “Best Supplier” awards being awarded from ZTE and Longcheer.

Now, I would like to turn it back over to Donald for other comments and our other forward-looking guidance —

DONALD…

DONALD COLVIN:

Thanks Keith.

SECOND QUARTER 2008 OUTLOOK

Based upon product booking trends, backlog levels, anticipated manufacturing services revenue decline of approximately $8 million

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sequentially and estimated turns levels, we anticipate that total revenues will be approximately $545 to $560 million in the second quarter of 2008. Included in our total revenue guidance, is the expectation of sequential product revenue growth of approximately two to six percent for ON Semiconductor stand alone and approximately $150 million of revenue associated with the completed acquisition of AMIS. Backlog levels at the beginning of the second quarter of 2008 were up from backlog levels at the beginning of the first quarter of 2008 and represent over 85 percent of our anticipated second quarter 2008 revenues. We expect that average selling prices for the second quarter of 2008 will be down approximately two percent sequentially.

We expect cash capital expenditures of approximately $40 million in the second quarter and 2008 total cash capital expenditures of approximately $130 million. This includes cash capital expenditures from our acquisition of AMIS.

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For the second quarter, we expect GAAP gross margin of approximately 32 to 34 percent. Our GAAP gross margin in the second quarter will be impacted from the write-up of inventories to fair market value associated with the acquisition of AMIS. We also expect non-GAAP gross margin of approximately 40 to 41.5 percent. Non-GAAP gross margin excludes special items of approximately $42 to $44 million. For the second quarter we also expect total GAAP operating expenses of approximately $136 million to $141 million or approximately 25 percent of sales, with GAAP SG&A expenses at approximately 12 to 13 percent of sales and R&D expenses at approximately 11 to 12 percent of sales. We also expect total non-GAAP operating expenses of approximately $124 million to $128 million or approximately 23 percent. Non-GAAP operating expenses exclude special items of approximately $12 to $13 million. We anticipate that net interest expense will be approximately $9 million for the second quarter of 2008 and cash taxes to be approximately $4 million. As a reminder, we have over $800 million of net operating losses in the U.S. and expect our cash taxes to average less than $5 million a quarter for the next two years. Taking into account the build

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up of cash balances over time in the U.S. and offshore, our projected effective tax rate should be approximately 10 to 12 percent after 2010. We also project to have ample cash to meet our U.S. debt amortization requirements. Our current fully diluted share count is approximately 410 million shares based on stock prices below $10, which includes approximately 396 million of common stock and approximately 14 million shares related to options, convertibles and RSUs. Further details on share count and EPS calculations are provided regularly in our 10Qs and Ks.

With that, I would like to start the Q&A session.

Thank you and “                                    ” please open up the line for questions.

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